UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported)
June 1, 2009
Gardner Denver, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-13215	76-0419383

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 Gardner Expressway
Quincy, Illinois	62305

(Address of Principal Executive Offices)	(Zip Code)
(217) 222-5400

(Registrant’s Telephone Number, Including Area Code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On June 1, 2009, the Board of Directors of Gardner Denver, Inc. (the “Company”) appointed Mr. Michael C. Arnold to serve as an independent director of the Company until the 2012 annual meeting of the stockholders and until his successor is duly appointed and qualified. Mr. Arnold will serve on the Board’s Management Development and Compensation Committee.
     Mr. Arnold is the Executive Vice President and President of the Bearings and Power Transmission Group at The Timken Company, a publicly held manufacturer of innovative friction management and power transmission products and services (“Timken”). Mr. Arnold joined Timken in 1979 and has held a series of senior management positions including President of Timken’s former Industrial Group, a position he held from 1999 to 2007 when he was promoted to his current position. Mr. Arnold earned a B.S. degree in mechanical engineering and a Master’s degree in sales and marketing, both from The University of Akron. He also completed the Advanced Management Program at Harvard University.
     Due to Mr. Arnold’s joining the Board during the second quarter of the year, the Board has determined that it is appropriate that Mr. Arnold receive a prorated annual retainer of $30,000, phantom stock units valued at $5,250 granted over the next three quarters and an equity compensation grant of stock options and restricted stock units valued at approximately $35,000 each as well as meeting attendance fees, in accordance with the Nonemployee Director Compensation Plan. The exact number of shares subject to the option grant and underlying the restricted stock units will be determined based on the stock price on the day of grant.
     There are no arrangements or understandings pursuant to which Mr. Arnold was appointed as a director and there are no related party transactions between the Company and Mr. Arnold.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
99.1	Gardner Denver, Inc. Press Release dated June 3, 2009

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GARDNER DENVER, INC.
Date: June 3, 2009	By:	/s/ Jeremy T. Steele
Jeremy T. Steele
Vice President, General Counsel and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Gardner Denver, Inc. Press Release dated June 3, 2009